Exhibit 10.1

March 12, 2012

Bracken Darrell

Via Sart 8A

Montagnola 6926

Switzerland

Dear Bracken,

On behalf of Logitech Inc. (“Logitech”), we are pleased to offer you employment with Logitech as President reporting directly to me, as Chief Executive Officer of Logitech International S.A. (“Logitech International”). It is expected you will assume the additional duties of Chief Executive Officer, reporting directly to the Board of Logitech International, on January 1, 2013.

Your bi-weekly base salary will be $28,846.15, payable every two weeks (annualized this amount is $750,000). You will also be eligible to participate in Logitech International’s Management Performance Bonus Plan, targeted at 100% of your base salary for a potential annual targeted total cash compensation of $1,500,000.

In addition, you will receive grants of 500,000 stock options and 100,000 restricted stock units. These grants will vest over a four-year period, with 25% vesting annually on the anniversary of the grant date. The exercise price for the stock options will be based on Logitech’s closing share price on the day of grant.

You will also receive the following premium priced stock option grants: 400,000 stock options with an exercise price of 1.75 times Logitech’s closing price on the day of grant; 400,000 stock options with an exercise price of 2 times Logitech’s closing share price on the day of grant; and 400,000 stock options with an exercise price of 2.5 times Logitech’s closing share price on the date of grant. Each grant will vest in full if and only when Logitech’s average closing share price, over a consecutive ninety-day trading period, meets or exceeds the exercise price of the grant.

The above new hire grants will be submitted for grant by Logitech International’s Compensation Committee on the next grant approval cycle after your start date with Logitech. For your information, our typical grant approvals are sought on the 15th day of each month, or the first business day thereafter. All of your equity grants will be subject to the terms and conditions of a Logitech International inducement stock plan and forms of agreement for executives.

Logitech offers medical, dental and vision plans (effective on your date of hire), company-paid life insurance, voluntary life insurance, a Section 125 flexible spending plan, a 401(k) retirement savings plan, a deferred compensation plan, short term disability, long-term disability, employee stock purchase plan, as well as 20 days per year of combined accrued vacation and sick leave and 11 paid holidays.

Bracken Darrell

March 12, 2012

Logitech is pleased to offer you a relocation package to assist you in your family’s move from Switzerland to the San Francisco Bay Area. Logitech will pay relocation costs and provide reimbursement for specified moving expenses as outlined in Logitech’s International Relocation Policy. This relocation package includes assistance with the movement of your household from Switzerland to your new residence in the United States, lease-breaking assistance, support in finding a new residence in the United States, including a home search trip to the United States, and reimbursement for qualified home purchase expenses of up to 2% of your home purchase price. Once you have arrived in the United States, some of the benefits include temporary housing and transport, temporary storage of your household goods, and a relocation bonus of $125,000. You will also be eligible to receive assistance in selling your current permanent residence, including the reimbursement of qualified home sale expenses of up to 1% of your home sale price. You will also receive tax preparation assistance for your first year of employment in the United States. Please note that your work and residence must be in the San Francisco Bay Area within 6 months of hire. Benefits associated with this relocation package must be used by March 15, 2013.

In addition, the Compensation Committee of Logitech International’s Board of Directors has approved the entry into a Change of Control Severance Agreement with you, in the form that accompanies this letter agreement. Anything in any equity or other long-term incentive award or any other agreement to the contrary notwithstanding, as may be entered into at any time during your employment, the terms of Section 5 (“Limitation on Payments”) of the enclosed Change of Control Agreement shall govern the treatment thereunder unless the parties otherwise agree by specific reference to such Section 5.

For your information, Logitech’s compensation plans and programs are reviewed each year and may be subject to change. Logitech reserves the right to cancel or change the benefit plans and programs it offers to its employees, including its executive officers, at any time. Any adjustment to your base salary or your target incentive bonus and other compensation shall be in the sole discretion of the Logitech International Board of Directors or the Compensation Committee of the Board. In addition, you will be subject to Logitech’s Executive Clawback Policy, a copy of which is enclosed.

While it is our sincere hope and belief that our working relationship will be mutually beneficial, we also want to advise you that Logitech is an at-will employer. Consequently, either Logitech or you can terminate the employment relationship at-will, at any time, with or without cause, and with or without advance notice. However it is understood that if a separation from service (as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), occurs because your employment is terminated by Logitech without cause, and not as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one-year period as a result of a physical and/or mental impairment), or if you resign for good reason, and in either case if you sign a general release of known and unknown claims in form satisfactory to Logitech, you will receive severance payments and benefits as follows:

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If such separation from service occurs within one year after your employment start date, you will receive an amount equal to 24 months of your then-current base salary plus 200 percent (200%) of your then-current annual targeted bonus amount, less applicable withholdings. In addition, 25% of your initial stock option grant for 500,000 Logitech shares and 25% of your initial restricted stock unit grant for 100,000 units shall accelerate and vest.

Bracken Darrell

March 12, 2012

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If such separation from service occurs more than one year but within two years after your employment start date, you will receive an amount equal to 18 months of your then-current base salary plus 150 percent (150%) of your then-current annual targeted bonus amount, less applicable withholdings.

•

If such separation from service occurs more than two years after your employment start date, you will receive an amount equal to 12 months of your then-current base salary plus 100 percent (100%) of your then-current annual targeted bonus amount, less applicable withholdings.

Logitech will deliver the form of release to you within 30 days after your separation from service. You must execute and return the release within 60 days after the date that the form is delivered to you. The severance payments will commence within 30 days after you return the release unless the delay of your severance pay and/or benefits is required by Code Section 409A as described below. Severance payments will be made periodically over the applicable severance period in accordance with Logitech’s normal payroll schedule.

During the applicable severance period, and subject to any maximum length of coverage limits under applicable law, Logitech will pay the premiums to continue your group health insurance coverage under COBRA if you are eligible for COBRA and have elected continuation coverage under the applicable rules. However, Logitech’s COBRA obligations shall immediately cease to the extent you become eligible for benefits from a subsequent employer.

Notwithstanding anything to the contrary in this letter, if some or all the severance payments or benefits outlined above are considered deferred compensation under Code Section 409A and the final regulations and official guidance thereunder (the “Deferred Payments”), then the Deferred Payments which are otherwise due to you on or within the 6 month period following your separation from service will accrue, to the extent required, during such 6 month period and will become payable in a lump sum payment, without interest, on the date 6 months and 1 day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

For purposes of this offer letter, a separation from service “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Logitech records; (ii) improper disclosure of Logitech’s confidential or proprietary information; (iii) your failure or inability to perform any assigned duties after written notice from Logitech to you of, and a reasonable opportunity to cure, such failure or inability; (iv) your conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs your ability to perform your duties; or (v) your failure to cooperate in good faith with a governmental or internal investigation of Logitech or its directors, officers or employees, if Logitech has requested your cooperation. For purposes of this paragraph only, “Logitech” shall mean Logitech International and its direct and indirect subsidiaries.

Bracken Darrell

March 12, 2012

In addition, for purposes of this offer letter, “good reason” means, without your written consent, and other than as a result of a separation from service for cause, death or disability (i) a material reduction of your authority, duties or responsibilities, or (ii) if, by January 31, 2013, you are not reporting directly to the Logitech International Board of Directors as Chief Executive Officer. A condition shall not be considered “good reason” unless you give the Company written notice of such condition within ninety (90) days after such condition comes into existence and the Company fails to remedy such condition within thirty (30) days after receiving your written notice. If the Company so fails to remedy such condition, any resignation by you for good reason must be made by written notice within a further thirty (30) days.

In the event any payments under your Change of Control Severance Agreement are triggered, the aggregate amount of any amounts payable to you under this offer letter in the event of a separation from service will be reduced, but only to the extent necessary so as to prevent the duplication of severance payments to you.

Federal regulations require us to verify your legal eligibility to work in the United States. Enclosed is the employment eligibility verification form, which lists the acceptable types of identification. Please bring one type from “List A”, or one each from “List B” and “List C” with you on your first day.

Enclosed with this letter is Logitech’s New Hire Orientation Packet. We look forward to sitting down with you on your first day to gather all the necessary documents from you. Also, please be aware that your acceptance of employment with Logitech requires your signature on our “Employee Agreement Regarding Proprietary Information and Inventions,” a copy of which is enclosed.

This offer is valid through the end of the business day, Friday, March 30, 2012 and conditional upon a start date no later than April 9, 2012.

We encourage you to discuss this offer with your own lawyer. We will provide you with a lump sum of $15,000, less applicable withholdings, for this purpose.

Bracken, the single most important factor of our success is our people and we look forward to having you on, and leading the Logitech team. If you have any questions, or need clarification on any information contained in this letter, please do not hesitate to contact us. Please sign and return both pages of the offer letter to Martha Tuma, Vice President of Human Resources.

Sincerely yours,

/s/ Guerrino De Luca

Guerrino De Luca

Chairman, and CEO

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I accept the position of President, and will begin work Monday, April 9, 2012. I further acknowledge that the terms and conditions specified in this letter are the only commitments

Bracken Darrell

March 12, 2012

Logitech is making relative to my employment and that all other promises, either verbal or written, are null and void.

/s/ Bracken Darrell	March 13, 2012
Bracken Darrell	Date